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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|X|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Shoemaker                             Keith                   T
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

               Everest Reinsurance Company - 477 Martinsville Road
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                                    (Street)

Liberty Corner                      New Jersey              07938
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


                         Everest Re Group, Ltd. ("RE")
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year


                                   12/31/2002
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

Comptroller & Principal Accounting Officer
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------


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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).

Table II -- Derivative Securities  Acquired,  Disposed of, or Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-         $48.01                    3(1)                   9/21/02  9/21/11  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $48.01                    3(1)                   9/21/03  9/21/11  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $48.01                    3(1)                   9/21/04  9/21/11  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $48.01                    3(1)                   9/21/05  9/21/11  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $48.01                    3(1)                   9/21/06  9/21/11  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $55.595                   A4        1,000        9/25/03  9/26/12  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $55.595                   A4        1,000        9/25/04  9/26/12  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $55.595                   A4        1,000        9/25/05  9/26/12  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $55.595                   A4        1,000        9/25/06  9/26/12  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-         $55.595                   A4        1,000        9/25/07  9/26/12  Common    1,000           10,000    D
Qualified                                                                       Stock
Stock Option
(Right to
buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The reporting person became the principal accounting officer of the issuer on July 30, 2002.



/s/ KEITH T. SHOEMAKER                                         2/12/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See  18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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